(EXHIBIT 23.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the registration of 11,000,000 shares of Common Stock under The McGraw-Hill Companies, Inc.’s 2002 Amended and Restated Stock Incentive Plan of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of The McGraw-Hill Companies, Inc. and the effectiveness of internal control over financial reporting of The McGraw-Hill Companies, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

New York, New York

June 30, 2010